Exhibit 10.7
NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
     This Non-Competition and Confidentiality Agreement the (“Agreement”) is dated August 17, 2005, and is effective as of August 17, 2005 (the “Effective Date”), by and between First Mercury Holdings, Inc., a Delaware corporation (“Holdings”), and Jerome M. Shaw (“Stockholder”).
     WHEREAS, pursuant to that certain Stock Contribution Agreement (the “Exchange Agreement”) dated as of August 17, 2005 by and among Holdings, Stockholder, First Mercury Financial Corporation, a Delaware corporation (the “Company”), FMFC Holdings, LLC, a Delaware limited liability company (the “Investor”), and certain other signatories thereto, Stockholder will contribute to Holdings all of the shares of Company common stock, and in return Holdings will (i) issue shares of its common stock to Stockholder and (ii) pay cash to Stockholder in the amount of $27.5 million;
     WHEREAS, Stockholder will benefit from the consummation of the transactions contemplated by the Exchange Agreement; and
     WHEREAS, as a condition to the consummation of the transactions contemplated by the Exchange Agreement, Holdings has required that Stockholder execute and deliver this Agreement and Stockholder desires to do so.
     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Exchange Agreement. For purposes of Sections 3, 4, 5 and 7 hereof, the term “Holdings” shall include the Company and all Affiliates of Holdings.
     2. Consideration. In consideration of the covenants made by Stockholder herein, Holdings shall pay to Stockholder $1,975,000 on December 31, 2005 and $1,975,000 on June 30, 2006.
     3. Non-Competition. Stockholder covenants and agrees that during the Non-Competition Period (as defined below) Stockholder will not:
     (a) engage, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) in the Business (as defined below) anywhere in the Territory; provided, however, that the passive ownership by Stockholder of no more than one percent (1%) of the total equity securities of a publicly-traded entity shall not violate the provisions of this Section 3;

     (b) engage, directly or indirectly, in any activity that competes with the Business anywhere in the Territory;
     (c) accept employment with or provide any services to, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) any competitor of the Holdings or any of such competitor’s successors, subsidiaries or affiliates; or
     (d) attempt in any way, directly or indirectly, to obtain for himself, or others, or to divert from the Holdings any rights, benefits, sales or profits arising out of or in connection with the Business.
For purposes hereof, “Territory” shall mean the United States.
For purposes hereof, the “Non-Competition Period” shall mean the period beginning on the Effective Date and ending on the later of (i) the seventh anniversary of the Effective Date and (ii) the first date upon which Stockholder owns less than 5% of the shares of common stock of Holdings on a fully diluted basis (assuming the conversion, exchange, or exercise of all securities convertible into or exchangeable or exercisable for common stock of Holdings).
For purposes hereof, “Business” shall mean, collectively, (i) the provision or coordination of accounting, finance, claims handling, underwriting, investment and general welfare services as a third-party administrator for public entity risk pools or excess reinsurance pools and their members, (ii) any brokerage, agency, managing general agency, administrator, third-party administrator, insurance or other similar activities relating to the property and casualty or excess and surplus segments of the insurance industry; and (iii) any other business in which Holdings or any Subsidiary of Holdings is then engaged.
     4. Non-Solicitation. Stockholder covenants and agrees that during the Non-Competition Period, Stockholder will not, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise):
     (a) solicit any Producer or customer of the Holdings for policies, products or services competitive with the Holdings or its Subsidiaries; or
     (b) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of Holdings.
The covenant in subparagraph (a) above applies to those Producers and customers and the related entities of the Producers and customers through which wrote, sold or produced any of its policies, products or services during the twelve (12) month period prior to the termination of Stockholder’s employment with the Company, and those prospective Producers and customers with which Holdings pursued sales during such period.

     5. Non-Disparagement. Stockholder covenants and agrees that from the Effective Date and thereafter, (i) Stockholder shall not induce or incite claims of discrimination, wrongful discharge, or any other claims against Holdings (including directors, officers, employees or equity holders of Holdings), by any other persons, employees or entities, (ii) Stockholder shall not undertake any harassing or disparaging conduct directed at Holdings (including any of the directors, officers, employees or equity holders of Holdings), and (iii) Stockholder shall not make any negative or derogatory statements concerning Holdings (including the officers, directors, employees, equity holders and agents of Holdings) or the policies, products or services of Holdings.
     6. Assignment. Holdings shall have the right to assign, in whole or in part and from time to time, to any purchaser of any segment of the Business, the rights of Holdings set forth in Sections 3, 4 and 5 of this Agreement to the extent that they relate to the segment of the Business that is transferred to such purchaser and, upon such assignment, the provisions of Sections 3, 4 and 5 shall continue to bind Stockholder in the same manner as prior to such assignment.
     7. Confidential Information.
     (a) Non-Disclosure. Stockholder in the past has learned and had access to and may, from time to time, learn or have additional access to information and/or materials, constituting trade secrets and other confidential and proprietary information of Holdings or predecessors, or of third parties to whom Holdings or predecessors is obligated to maintain the confidentiality of, including, but not by way of limitation, financial data, pricing information, technical data, future plans, Producer and customer and prospective Producer and customer requirements and marketing techniques and procedures (the “Confidential Information”). Notwithstanding the foregoing, information which is or becomes generally available to the public other than as a result of a disclosure by the Stockholder in violation of this Agreement or other obligation of confidentiality shall not be deemed Confidential Information for purposes hereof. Holdings shall not be required to advise Stockholder specifically of the confidential nature of any such Confidential Information, nor shall Holdings be required to affix a designation of confidentiality to any tangible item delivered or made available to Stockholder, in order to establish and maintain the confidential nature of the same. Confidential Information shall include the work product of Stockholder developed or to be developed as a part or in furtherance of, or during the working hours of, Stockholder’s engagement with Holdings, including all financial data, Producers and customers and prospective Producers and customers developed or to be developed or identified or to be identified by Stockholder. All Confidential Information provided to Stockholder by Holdings or predecessors or to which Stockholder, intentionally or inadvertently, otherwise becomes aware, knowledgeable, or in possession of as a direct or indirect result of Stockholder’s involvement with Holdings in the capacity of director, employee, or stockholder, shall be held and protected by Stockholder with the strictest confidentiality, and Stockholder shall not, whether during or after employment, cause or allow any of the Confidential Information to be disclosed, delivered, transferred, or otherwise made known to any person or entity not expressly authorized by Holdings to receive or be made aware of the same. Disclosure of Confidential Information by Stockholder, except as specifically required in the performance of his duties to Holdings, to any person or entity not then an employee of Holdings who is not subject to a confidentiality agreement similar to this Section 7 and with a need to know such Confidential Information shall require prior written authorization by the Board of Directors of Holdings.
     (b) Limitation on Use. All Confidential Information of Holdings or predecessors, or of any third party to whom Holdings or predecessors owes a duty of non-disclosure, which Stockholder has received, receives or becomes knowledgeable of shall be utilized by Stockholder for the singular purpose of carrying out Stockholder’s duties and undertakings on behalf of Holdings. Stockholder shall diligently protect and maintain the confidentiality of the Confidential Information. In no event shall Stockholder, whether during or after employment, copy any Confidential Information, except as needed, nor utilize any Confidential Information in a manner so as to compete with Holdings, or to aid or further the competition of any other person or entity with Holdings, or to otherwise disclose or dispose thereof for personal gain or for any reason injurious to the interests of Holdings. Upon termination of Stockholder’s employment for any reason, Stockholder shall immediately turn over to Holdings all books, records, financial data, price lists, Producer or customer lists and other material relating to Stockholder’s engagement or to the business of Holdings.
     8. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, including, without limitation, by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities or otherwise, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision and, if applicable, such provision shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which is may be enforceable.
     9. Injunctive Relief and Other Remedies. Stockholder agrees that any breach of the provisions hereof will result in irreparable damage to Holdings for which Holdings will have no adequate remedy at law, and, therefore if such a breach should occur, Stockholder consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Holdings enjoining any such breach, without prejudice to any other right or remedy to which Holdings shall be entitled and without requirement of a bond or other security. Stockholder agrees that Stockholder is subject to Section 10.2 of the Amended and Restated Employment Agreement, dated of even date herewith, between Stockholder and the Company in accordance with its terms.

     10. Costs of Enforcement. In the event either party brings an action or proceeding to enforce any provision or provisions of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement, the nonbreaching party in such action or proceeding shall be entitled to recover from the breaching party any and all reasonable costs and expenses (including without limitation attorneys’ fees) incurred by such nonbreaching party in connection with such action or proceeding.
     11. Extension of Time Period. The time periods for the restrictions set forth in this Agreement shall be extended by the number of days in which Stockholder is in breach of such restrictions.
     12. Notices. Any notice required to be given with respect to this Agreement shall be in writing, and shall be deemed to have been duly given: (a) when delivered personally; (b) two (2) business days after being deposited with a nationally recognized overnight courier with instructions for next day delivery; and (c) five (5) business days after being deposited in the mails, certified or registered, return receipt requested, and with the proper postage prepaid, addressed as follows:

If to Holdings:	First Mercury Holdings, Inc.
29621 Northwestern Highway
Southfield, Michigan 48034
Attention: Richard Smith

If to Stockholder:	Jerome M. Shaw
3 Grove Isle
Penthouse 1
Coconut Grove, Florida 33133

With a copy to:	Spilkin, Shapiro & Feeney, P.C.
29621 Northwestern Hwy.
Southfield, Michigan 48034
Attention: Larry J. Spilkin
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
     13. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     14. Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

     15. Assignment; Successors. Stockholder may not assign any of his obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.
     17. Non-Waiver of Breach. A waiver by any party hereto of a particular breach or default by another party in connection with any provision of this Agreement must be in writing and shall not be deemed a waiver of a default by a third party or any subsequent default or breach of the same or any other provision of this Agreement.
     18. GOVERNING LAW. THE VALIDITY AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF ILLINOIS OR IN THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND THE PARTIES HERETO ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING. IN ADDITION, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ILLINOIS OR THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDINGS BROUGHT IN ILLINOIS OR IN SUCH DISTRICT COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, OR WITH RESPECT TO, THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDINGS:

First Mercury Holdings, Inc.

By:	/s/ Richard H. Smith
Name:	Richard H. Smith
Title:	President

STOCKHOLDER:

/s/ Jerome M. Shaw

Name: Jerome M. Shaw